CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,022,730	$412.30

January 2013
Pricing Supplement No. 1058
Registration Statement No. 333-177923
Dated January 30, 2013
Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

PLUS Based on the Financial Select Sector SPDR® Fund due March 5, 2014

Performance Leveraged Upside SecuritiesSM

The PLUS are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. MS-1-I, underlying supplement no. 1-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, if the ETF Shares have increased in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the ETF Shares, subject to a maximum payment at maturity. However, if the ETF Shares have decreased in price, at maturity investors will lose 1% for every 1% decline. The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the ETF Shares. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the price of one ETF Share on the valuation date. All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co. The investor may lose some or all of the stated principal amount of the PLUS.

FINAL TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:	March 5, 2014, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-I
ETF Shares:	Shares of the Financial Select Sector SPDR® Fund
Reference index:	Financial Select Sector Index
Aggregate principal amount:	$3,022,730
Payment at maturity:	If the final share price is greater than the initial share price, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price, for each $10 stated principal amount PLUS,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:	$10 × leverage factor × share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, which is $17.39, divided by the adjustment factor

Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of PLUS — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-1-I.
Final share price:	The closing price of one ETF Share on the valuation date
Valuation date:	February 28, 2014, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-I
Leverage factor:	300%
Maximum payment at maturity:	$11.50 (115.00% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	January 30, 2013
Original issue date:	February 4, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	48126E370 / US48126E3707
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per PLUS	$10.00	$0.20	$9.80
Total	$3,022,730.00	$60,454.60	$2,962,275.40

(1)	The price to the public includes the estimated cost of hedging our obligations under the PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on PS-31 of the accompanying product supplement no. MS-1-I.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per PLUS. Please see “Syndicate Information” on page 12 for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., received a commission of $0.20 per $10 stated principal amount PLUS and used all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Underwriting (Conflicts of Interest)” beginning on page PS-46 of the accompanying product supplement no. MS-1-I.

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement no. MS-1-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Risk Factors” beginning on page 4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-1-I, UNDERLYING SUPPLEMENT NO. 1-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW. PLEASE ALSO SEE “ADDITIONAL INFORMATION ABOUT THE PLUS” AT THE END OF THIS DOCUMENT.

Product supplement no. MS-1-I dated November 22, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007774/e46120_424b2.pdf

Underlying supplement no. 1-I dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

PLUS Based on the Financial Select Sector SPDR® Fund due March 5, 2014

Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Financial Select Sector SPDR® Fund due March 5, 2014 (the “PLUS”) can be used:

¡	As an alternative to direct exposure to the ETF Shares that enhances returns for a certain range of positive performance of the ETF Shares.

¡	To enhance returns and potentially outperform the ETF Shares in a moderately bullish scenario.

¡	To potentially achieve similar levels of upside exposure to the ETF Shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the ETF Shares.

Maturity:	Approximately 13 months

Leverage factor:	300%

Maximum payment at maturity:	$11.50 per PLUS (115.00% of the stated principal amount)

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.

Coupon:	None

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the asset. If the asset has decreased in value, investors are fully exposed to the negative performance of the asset. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, the investor will lose 1% for every 1% decline. Investors may lose some or all of the stated principal amount of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the ETF Shares.

Upside Scenario	The ETF Shares increase in price and, at maturity, the PLUS pay the stated principal amount of $10 plus 300% of the share percent increase, subject to the maximum payment at maturity of $11.50 (115.00% of the stated principal amount) per PLUS.

Par Scenario	The final share price is equal to the initial share price and, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.

Downside Scenario	The ETF Shares decline in price and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final share price from the initial share price. (Example: if the ETF Shares decrease in price by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $8 per PLUS.)

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Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS

Leverage factor:	300%

Maximum payment at maturity:	$11.50 per PLUS (115.00% of the stated principal amount)

PLUS Payoff Diagram

How it works

¡	Upside Scenario. If the final share price is greater than the initial share price, for each $10 principal amount PLUS investors will receive the $10 stated principal amount plus 300% of the appreciation of the ETF Shares over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor will realize the maximum payment at maturity at a final share price of approximately 105% of the initial share price.

¡	Par Scenario. If the final share price is equal to the initial share price, investors will receive the stated principal amount of $10 per PLUS.

¡	Downside Scenario. If the final share price is less than the initial share price, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price.

¡	For example, if the ETF Shares depreciate 50%, investors will lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the PLUS shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-12 of the accompanying product supplement no. MS-1-I and “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

¡	PLUS do not pay interest or guarantee return of any principal and your investment in the PLUS may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final share price is less than the initial share price, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the price of the ETF Shares and may be zero.

¡	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of PLUS is limited by the maximum payment at maturity of $11.50 (115.00% of the stated principal amount) per PLUS. Although the leverage factor provides 300% exposure to any increase in the final share price as compared to the initial share price on the valuation date, because the maximum payment at maturity will be limited to 115.00% of the stated principal amount for the PLUS, any increase in the final share price by more than approximately 5.00% will not further increase the return on the PLUS.

¡	The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the PLUS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the PLUS. See “Executive Overview — CIO Synthetic Credit Portfolio Update,” “Liquidity Risk Management — Credit Ratings” and “Item 4. Controls and Procedures” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

¡

Economic interests of the issuer, the calculation agent and other affiliates of the issuer may be different from those of investors.   We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and hedging our obligations under the PLUS. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent has determined the initial share price, will determine the final share price and will calculate the amount of payment you will receive at maturity, if any. Any of these determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares, and any anti-dilution adjustments, may affect the payout to you at maturity. In addition, we are currently one of the companies that make up the Financial Select Sector SPDR® Fund and the reference index. We will not have any obligation to consider your interests as a holder of the PLUS in taking any corporate action that might affect the value of the Financial Select Sector SPDR® Fund, the reference index or the PLUS. Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the PLUS declines. Please refer to “Risk Factors — Risks Relating to the PLUS Generally” in the accompanying product supplement no. MS-1-I for additional information about these risks.

¡

The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices.   Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMS is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, because the original issue price includes, and

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Performance Leveraged Upside SecuritiesSM

secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the estimated cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by JPMS, as a result of dealer discounts, mark-ups or other transaction costs. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity.

¡	Market price of the PLUS is influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which JPMS may be willing to purchase or sell the PLUS in the secondary market, including: the closing price and expected volatility of the ETF Shares, interest and yield rates, time remaining to maturity, the dividend rate of common stocks underlying the ETF Shares, interest rates generally, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the ETF Shares or equity markets generally and which may affect the final share price of the ETF Shares, the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which securities underlying the ETF Shares are traded and the correlation between that rate and the price of ETF Shares, the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the adjustment factor and any actual or anticipated changes in our credit ratings or credit spreads. The price of the ETF Shares may be and has recently been volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

¡	Investing in the PLUS is not equivalent to investing in the ETF Shares. Investing in the PLUS is not equivalent to investing in the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index.

¡	Adjustments to the ETF Shares or to the reference index could adversely affect the value of the PLUS. SSgA Funds Management, Inc. is currently the investment adviser to the ETF Shares, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the reference index. Standard and Poor’s Financial Services LLC (“S&P”) and Merrill Lynch, Pierce, Fenner & Smith, Incorporated (“Merill Lynch”) are responsible for designing and maintaining the reference index. S&P and Merrill Lynch can add, delete or substitute the stocks underlying the reference index or make other methodological changes that could change the value of the reference index. Pursuant to an investment strategy or otherwise, the investment adviser to the ETF Shares may add, delete or substitute the stocks underlying the ETF Shares. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the PLUS.

¡	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on the NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares, and consequently, the value of the PLUS.

¡

We are currently one of the companies that make up the Financial Select Sector SPDR® Fund and the reference index, but we have no other affiliation with the ETF Shares.   We are currently one of the companies that make up the Financial Select Sector SPDR® Fund and the reference index, but to our knowledge, we are not currently affiliated with any other issuers of the stocks underlying the ETF Shares or the reference index. We have not independently verified any of the information about the ETF Shares and the reference index contained in this pricing supplement or in product supplement no. MS-1-I. You should make your own investigation into the ETF Shares and the reference index. We are not responsible for the ETF Shares’ public disclosure of information, whether contained in SEC filings or otherwise.

¡

There are differences between the ETF Shares and the reference index.   The ETF Shares do not fully replicate the reference index, may hold securities not included in the reference index and their performance will reflect additional transaction costs and fees that are not included in the calculation of the reference index, all of which may lead to a lack of correlation between the ETF Shares and the reference index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs)

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Performance Leveraged Upside SecuritiesSM

may impact the variance between the performances of the ETF Shares and the reference index. Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the reference index.

¡	The ETF Shares are linked to the performance of the financial services sector. All or substantially all of the equity securities held by the ETF Shares are issued by companies whose primary line of business is directly associated with the financial services sector, including the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate, including real estate investment trusts. Financial services companies are subject to extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). As a result, the value of the PLUS may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers.

¡	Owning the PLUS is not the same as owning the ETF Shares. Owning the PLUS is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the PLUS. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the PLUS may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the PLUS declines.

¡	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the PLUS may be materially and adversely affected.

¡	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could have adversely affected and may continue to adversely affect the value of the ETF Shares, and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial share price and, therefore, could potentially increase the level that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the PLUS. Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.

¡	Secondary trading may be limited. The PLUS will not be listed on a securities exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. JPMS may act as a market maker for the PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

¡

The tax consequences of an investment in the PLUS are uncertain.   There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the PLUS. The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information About the PLUS —

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Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. If the IRS was successful in asserting an alternative treatment for the PLUS, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein.

Even if the treatment of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the PLUS are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to PLUS held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

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Financial Select Sector SPDR® Fund Overview

The Financial Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust (“Select Sector Trust”), a registered investment company that consists of several separate investment portfolios, and is managed by SSgA Funds Management, Inc. (“SSFM”), the investment adviser to the Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR® Fund seeks investment results that, before expenses, generally correspond to the price and yield performance of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index. Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. The Financial Select Sector SPDR® Fund is described under the heading “Fund Descriptions — The Financial Select Sector SPDR® Fund” in the accompanying underlying supplement no. 1-I.

Information as of market close on January 30, 2013:

Bloomberg Ticker Symbol:	XLF
Current Share Price:	$17.39
52 Weeks Ago:	$16.40
52 Week High (on 1/29/2013):	$17.47
52 Week Low (on 10/3/2012):	$11.28

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 2, 2008 through January 30, 2013. The graph following the table sets forth the daily closing prices of the ETF Shares during the same period. The closing price of one ETF Share on January 30, 2013 is $17.39. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

Financial Select Sector SPDR® Fund	High ($)	Low ($)	Period End ($)
2008
First Quarter	29.50	23.40	24.85
Second Quarter	27.67	20.20	20.20
Third Quarter	22.64	17.18	19.96
Fourth Quarter	20.58	9.39	12.62
2009
First Quarter	12.69	6.20	8.81
Second Quarter	13.02	9.06	11.97
Third Quarter	15.34	11.10	14.94
Fourth Quarter	15.71	14.02	14.39
2010
First Quarter	16.02	13.66	15.97
Second Quarter	17.05	13.81	13.81
Third Quarter	15.08	13.44	14.35
Fourth Quarter	16.01	14.34	15.95
2011
First Quarter	17.20	15.91	16.41
Second Quarter	16.70	14.71	15.33
Third Quarter	15.65	11.53	11.83
Fourth Quarter	14.05	11.28	13.00
2012
First Quarter	15.97	13.30	15.78
Second Quarter	15.91	13.37	14.62
Third Quarter	16.28	14.22	15.60
Fourth Quarter	16.69	15.16	16.31
2013
First Quarter (through January 30, 2013)	17.47	16.85	17.39

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Performance Leveraged Upside SecuritiesSM

Shares of the Financial Select Sector SPDR® Fund Daily Closing Prices January 2, 2008 to January 30, 2013

This document relates only to the PLUS offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the Select Sector Trust from the publicly available documents described in the preceding paragraph, without independent verification. In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Select Sector Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Select Sector Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Select Sector Trust could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

We and/or our affiliates may presently or from time to time engage in business with the Select Sector Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Select Sector Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the ETF Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws. As a prospective purchaser of the PLUS, you should undertake an independent investigation of the Select Sector Trust as in your judgment is appropriate to make an informed decision with respect to an investment in securities linked to the ETF Shares.

The Financial Select Sector Index.  The Financial Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of financial product. The Financial Select Sector Index is sponsored by S&P and compiled by Merrill Lynch. The Financial Select Sector Index is described under the heading “Equity Index Descriptions — The Select Sector Indices” in the accompanying underlying supplement no. 1-I.

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PLUS Based on the Financial Select Sector SPDR® Fund due March 5, 2014

Performance Leveraged Upside SecuritiesSM

Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of the PLUS at the issue price. The PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The Internal Revenue Service (the “IRS”) or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on your PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the PLUS are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to PLUS held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

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PLUS Based on the Financial Select Sector SPDR® Fund due March 5, 2014

Performance Leveraged Upside SecuritiesSM

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.

For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement no. MS-1-I.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-1-I.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” beginning on page PS-31 of the accompanying product supplement no. MS-1-I.

Validity of the PLUS:	In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the PLUS offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such PLUS will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or Morgan Stanley Wealth Management’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. MS-1-I dated November 22, 2011 and underlying supplement no. 1-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the PLUS, supplements the preliminary terms related hereto dated January 3, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-1-I, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-I dated November 22, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007774/e46120_424b2.pdf

• Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

• Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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PLUS Based on the Financial Select Sector SPDR® Fund due March 5, 2014

Performance Leveraged Upside SecuritiesSM

Syndicate Information
Aggregate Stated Principal Amount of PLUS for Any Single Investor	Price to Public per PLUS	Commissions per PLUS
<$1MM	$10.0000	$0.2000
≥$1MM and <$3MM	$9.9625	$0.1625
≥$3MM and <$5MM	$9.9438	$0.1438
≥$5MM	$9.9250	$0.1250

Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Morgan Stanley Wealth Management repurchases the PLUS distributed by such brokers.

January 2013	Page 12